Exhibit 5.1

March 11, 2011

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to BWAY Holding Company, a Delaware corporation, (the “Issuer”), BWAY Intermediate Company, Inc., a Delaware corporation (“Holdings”) and the parties listed on Exhibit A hereto (each a “Subsidiary Guarantor” and together with Holdings, the “Guarantors”, and together the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $205,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2018 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about March 11, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of June 16, 2010 (the “Indenture”), by and among the Issuer, Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by (i) that First Supplemental Indenture, dated as of June 16, 2010 (the “First Supplemental Indenture”), by and among the Issuer, certain Guarantors and the Trustee, (ii) that Second Supplemental Indenture, dated as of November 1, 2010 (the “Second Supplemental Indenture”), by and among the Issuer, certain Guarantors and the Trustee and (iii) that Third Supplemental Indenture, dated as of January 6, 2011 (the “Third Supplemental Indenture” and collectively with the First Supplemental Indenture and the Second Supplemental Indenture, the “Supplemental Indentures”), by and among the Issuer, the Guarantors and the Trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2018 issued on June 16, 2010 (the “Old Notes”), of which $205,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement. The Guarantees are to be issued pursuant to the Indenture and the Notations of Guaranty dated as of June 16, 2010, November 1, 2010 and January 6, 2011 (collectively, the “Notations of Guaranty”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, bylaws and operating agreements of the Issuer, the Delaware Subsidiary Guarantors (as defined on Exhibit A hereto) and Holdings (collectively with the Delaware Subsidiary Guarantors, the “Delaware Guarantors”), (ii) resolutions of the Issuer and the Delaware Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, the Supplemental Indentures and the Notations of Guaranty, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of June 16, 2010, by and among the Issuer, Holdings and Banc of America Securities LLC, Deutsche Bank Securities, Inc. and Barclays Capital Inc. (collectively, the “Initial Purchasers”), for themselves and on behalf of the other initial purchasers of the Old Notes, as amended by the Registration Rights Joinder Agreement, dated as of June 16, 2010, by and among the Issuer, the Guarantors and the Initial Purchasers and (vi) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Delaware Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Delaware Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Exchange Notes will be validly issued and binding obligations of the Issuer and the Guarantees will be validly issued and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, (i) relied on the opinion of Morris Manning & Martin LLP with respect to SC Plastics, LLC, a Georgia limited liability company (the “Georgia Registrant”), and that, with respect to the Georgia Registrant, that such Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, the limited liability company laws of the State of Georgia, (ii) relied on the opinion of Brownstein Hyatt Farber Schreck, LLP with respect to Phoenix Container, Inc., a Nevada corporation (the “Nevada Registrant”), and that, with respect to the Nevada Registrant, that such Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, the corporate laws of the State of Nevada and (iii) relied on the opinion of Edwards Angell Palmer & Dodge LLP with respect to Plastican, Inc., a Massachusetts corporation (the “Massachusetts Registrant”), and that, with respect to the Massachusetts Registrant, that such Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, the corporate laws of the Commonwealth of Massachusetts. We are not licensed to practice law in the States of Georgia or Nevada or the Commonwealth of Massachusetts and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Exhibit A

Subsidiary Guarantors

BWAY Corporation, a Delaware corporation (“BWAY”);

Armstrong Containers, Inc., a Delaware corporation (“Armstrong”);

North America Packaging Corporation, a Delaware corporation (“NAMPAC”);

North America Packaging of Puerto Rico, Inc., a Delaware corporation (“NAMPAC-PR”);

SC Plastics, LLC, a Georgia limited liability company;

Central Can Company, Inc., a Delaware corporation (“Central Can”);

BWAY-Kilbourn, Inc., a Delaware corporation (“BWAY-Kilbourn” and collectively with BWAY, Armstrong, NAMPAC, NAMPAC-PR and Central Can, the “Delaware Subsidiary Guarantors”);

Phoenix Container, Inc., a Nevada corporation; and

Plastican, Inc., a Massachusetts corporation